EXHIBIT 4.3

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT, effective as of March 4, 2004 (the “Amendment”), among RegeneRx Biopharmaceuticals, Inc., formerly known as Alpha 1 Biomedical, Inc. (the “Company”) and American Stock Transfer & Trust. (the “Rights Agent”).

WHEREAS, the parties entered into the Rights Agreement, dated as of April 29, 1994 (the “Agreement”);

WHEREAS, the parties hereto wish to modify and further amend the Agreement as set forth herein;

WHEREAS, pursuant to Section 26 of the Agreement, the Company may amend the Agreement without the approval of the Rights Agent or any holder of the rights described therein;

NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Amendment to Section 7(a) of the Agreement.

Section 7(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Subject to Section 7(e) and except as otherwise provided herein (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earlier of (i) the close of Business on the 20th anniversary of the date of this Rights Agreement (the Close of Business on such date being the “Expiration Date”, or (ii) the Redemption Date, the one-thousandth (1/1,000) of a Preferred Share, subject to adjustment from time to time as provided in Sections 11 and 12.

2.	Miscellaneous.

(a) The Agreement is incorporated herein by reference.

(b) Except as otherwise set forth herein, the Agreement, as amended hereby, shall remain in full force and effect and the parties shall have all the rights and remedies provided thereunder with the same force and effect as if the Agreement were restated herein in its entirety.

(c) The provisions hereof shall be binding upon and inure to the benefit of the parties and their respective executors, heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

REGENERX BIOPHARMACEUTICALS, INC.

/s/ J.J. Finkelstein
J.J. Finkelstein
President and Chief Executive Officer